Exhibit 99.1

BofI Holding, Inc. Reports Private Sale and Purchase of Stock Between Directors

SAN DIEGO, CA – 6/5/07 — BofI Holding, Inc. (NASDAQ: BOFI) (“B of I”), parent of Bank of Internet USA, today announced that a total of 14,000 shares of common stock were sold and purchased in a private transaction between three of the company’s directors. On June 1, 2007, B of I was notified that its director Gordon Witter sold 14,000 shares of common stock at a price of $7.49 per share in a private transaction with B of I director and Chairman, Jerry Englert, and director, Michael Chipman, who each acquired 7,000 shares. Mr. Englert purchased his shares through the Englert Family Trust and Mr. Chipman purchased his shares through The Chipman First Family Limited Partnership.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single-family loans, as well as home equity loans and RV loans. Bank of Internet USA offers products through its websites at www.BofI.com, www.SeniorBofI.com, www.ApartmentBank.com, www.RVBank.com and www.BofIEquityDirect.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings account, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gary Lewis Evans, CEO

858/350-6213

Gary@BankofInternet.com

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